EXHIBIT 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

(RICHARD L. HARRISON)

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 10th day of February 2006, by and between Richard L. Harrison, an individual (“Executive”) and BIOLASE Technology, Inc., a Delaware corporation (the “Company”), with reference to the following facts:1

A.	The Company and Executive have entered into that certain agreement dated December 12, 2005 (the “Agreement”), which provides for the terms and conditions of the employment of Executive by the Company.

B.	The Company and Executive now desire to amend the Agreement to provide certain modified terms and conditions.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree to amend the Agreement as follows:

1.	Paragraph 5. B. of the Agreement shall be modified to reflect that the definition of “Change of Control” has now changed. With this Amendment, it shall be defined as set forth below, in the new Paragraph 12. C.

2.	Paragraph 11 of the Agreement shall be modified to reflect that the Release shall be in the form attached as Exhibit A to this Amendment or, in the event of a change in the law that would limit the effect or scope of the release attached as Exhibit A, a general release in a form that would have the same effect as the release attached as Exhibit A would have had prior to the change in law.

3.	Paragraph 12 of the Agreement shall be modified to add a subpart C., which shall now read:

C. Additional Severance Benefits On Change of Control. Upon (i) a Change of Control, as defined in this Section 12. C., and (ii) any termination of Executive’s employment (x) by Executive for Good Reason or (y) by the Company other than for Cause, during the eighteen (18) months following a Change of Control (the “Termination Date”) and in lieu of any obligation to pay or provide Executive with the severance payments and other severance benefits within the time or manner specified in Section 12.B. of the Agreement, and provided that Executive does not exercise any right he may have to revoke the Release within the statutory time frame for doing so (the effective date of such Release being referred to herein as the “Date of Vesting”), all shares of restricted

[1]	Terms with initial letters capitalized and not otherwise defined herein have their respective meanings as set forth in the Agreement.

stock shall immediately become fully vested and exercisable as of the Date of Vesting. Additionally, Executive shall be entitled to receive 100% of Executive’s then current annual salary plus the full amount of Executive’s potential bonus for the current year, which amounts shall become fully vested upon the Date of Vesting, and which shall be paid in one-time lump sum no later than two and one half (2 1/2) months following the Termination Date. Further, Executive shall be entitled to receive from the Company paid COBRA premiums and reimbursement for any out-of-pocket costs, fees, charges or expenses associated with Executive’s (and his dependents’) receipt of medical and dental treatment for the twelve (12) month period following the Termination Date. It is the intent of Executive and the Company that Executive be reimbursed for said out-of-pocket costs, charges or expenses, up to a cap of three thousand dollars ($3,000) for a full twelve (12) month period immediately following the Termination Date. Executive had not previously been granted such a benefit. Further, the Company shall pay to Executive, in a single lump sum no later than two and one half (2  1/2) months following the Termination date, an amount equal to twelve (12) times Executive’s then-current monthly car allowance. To the extent that it is permissible by law and in compliance with all plan rules, the Company shall continue to provide Executive with coverage under the Company’s group life insurance plan, accidental death and dismemberment plan and disability program during the twelve (12) month period following the Termination Date.

For purposes of the foregoing, and superseding and replacing the definition of “Change of Control” as set forth in Paragraph 5. B. of the Agreement, a “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) approval by the stockholders of the Company of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

4.	Paragraph 12.D. shall be added to the Agreement and shall state:

Parachute Payment. If any payment or benefit the Executive would receive pursuant a Change of Control or otherwise (“Payment”) would (i) constitute a

“parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. Alternatively, the Company may wish to retain its primary outside legal counsel to conduct said calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The accounting or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

5.	Paragraph 12.E. shall be added to the Agreement and shall state:

Notwithstanding the foregoing, if the Executive is deemed to be a “specified employee” within the meaning of such term in Section 409A of the Internal Revenue Code (“Code”) at the time of the Executive’s termination/resignation of employment with the Company, and the severance payment(s) described in Section 12.B. and/or 12.C. is deemed to be deferred compensation payable in connection with the separation from service of the Executive with the Company that is subject to the requirements of Section 409A of the Code, then such severance payment(s) shall be paid on the sixth (6) month anniversary following the date of Executive’s separation from the service with the Company to the extent required to comply with the distribution requirements of Section 409A of the Code.

6.	Entire Agreement; Inconsistency. This Amendment, together with the Agreement, constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter. This Amendment may only be amended by written instrument signed by Executive and an officer of the Company specifically authorized by the Board of Directors for such purpose. Any and all prior agreements, understandings or representations relating to severance benefits are terminated and cancelled in their entirety and are of no further force or effect.

7.	Counterparts. This Amendment may be executed in one or more counterparts, all of which together shall constitute one document.

IN WITNESS WHEREOF, this Amendment is made as of the date first written above.

BIOLASE Technology, Inc.

Name:	/s/ RICHARD L. HARRISON	By:	/s/ ROBERT E. GRANT
	Richard L. Harrison, an individual	Its:	Chief Executive Officer

EXHIBIT A TO

RICHARD L. HARRISON AMENDED EMPLOYMENT AGREEMENT

DATED FEBRUARY       , 2006

MUTUAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated December 12, 2005 (the “Agreement”), as amended by Amendment No. 1 to Employment Agreement dated February __, 2006 (the “Amendment,” and together with the Agreement, the “Amended Agreement”), to which this form shall be deemed to be attached, Biolase Technology, Inc. (the “Company” ) and Richard L. Harrison (“Executive”) hereby agree to the following mutual release and waiver of claims (“Release and Waiver” ).

In exchange for the consideration provided to Executive by the Amended Agreement that Executive is not otherwise entitled to receive, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, base salary (through the date of termination), prorated incentive pay to the extent that the bonus criteria has been satisfactorily achieved as specified in Paragraph 4 of the Agreement, outstanding business expenses, and unused vacation earned through the date of termination of Executive.

In consideration of Executive’s release of claims as set forth above, the Company, on behalf of itself and each of its respective officers, directors, shareholders, employees, attorneys, partners, associates, agents, representatives, predecessors, successors, assigns, and anyone who could claim by or through them, past, present and future, hereby unconditionally and irrevocably releases and forever discharge Executive, his representatives, predecessors, successors, assigns, spouses, heirs, executors and trustees, past, present and future, from any and all claims, demands, causes of action, damages and expenses, whether known or unknown, suspected or unsuspected, with respect to (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; and (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company. By this release of claims, the Company is not releasing Executive from his continuing obligations under the Proprietary Information and Inventions Agreement dated             , 20       (the “Proprietary Information Agreement”) and the non-solicitation provisions set forth in Paragraphs 8.C. and 9., respectively, of the Agreement.

Both Executive and the Company expressly waive and relinquish any and all rights and benefits they now have or may have in the future under the terms of Section 1542 of the Civil Code of the State of California (“Section 1542”), which sections reads in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding Section 1542, and subject to the continuing obligations under the Proprietary Information Agreement and the non-solicitation provisions addressed in Paragraphs 8.C. and 9, respectively, of the Agreement, the Company and Executive knowingly and voluntarily waive the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledge and agrees that this waiver is an essential part of this Release and Waiver.

Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) Executive is hereby advised to consult with an attorney prior to executing this Release and Waiver (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this

Release and Waiver (although Executive may choose voluntarily to execute this Release and Waiver earlier); (d) Executive has seven (7) days following the execution of this Release and Waiver to revoke his consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Executive acknowledges his continuing obligations under the Proprietary Information Agreement and the non-solicitation provisions set forth in Paragraphs 8.C. and 9., respectively, of the Agreement. Nothing contained in this Release and Waiver shall be deemed to modify, amend or supersede the obligations set forth in that agreement.

By signing this Release and Waiver, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.

With the exception of the terms set forth in the Proprietary Information Agreement and the non-solicitation provisions set forth in Paragraphs 8.C. and 9., respectively, of the Agreement, this Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.

The Company and Executive agree that for a period of ten (10) years after Executive’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against the other, or against the Executive’s affiliates, any of the Company’s directors, officers, agents, employees, or contractors. The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.

The parties agree that this Release and Waiver does not in any way compromise or lessen Executive’s rights to be indemnified by the Company or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.

The parties agree that in no way does this mutual release of claims preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

BIOLASE TECHNOLOGY, INC.

By:

Title:

Dated:	___________________

Dated:	___________________

Richard L. Harrison